Exhibit 5


                               HUNTON & WILLIAMS
                          Riverfront Plaza, East Tower
                            Richmond, Virginia 23219
                            Telephone (804) 788-8200
                            Facsimile (804) 788-8218

                                                        FILE NO.:  23797.000201

                                October 16, 1996

Lowe's Companies, Inc.
Highway 268 East
North Wilkesboro, North Carolina 28656-0001

                       Registration Statement on Form S-3
                     Relating to $275,050,000 Issue Amount
                           of Unallocated Securities

Ladies and Gentlemen:

                  We have acted as counsel to Lowe's Companies, Inc., a North Carolina corporation (the "Company"), in connection with the registration by the Company of an aggregate of $275,050,000 of its (i) unsecured debt securities ("Debt Securities"), which may be either senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"),
(ii) shares of preferred stock, par value $5.00 per share ("Preferred Stock"), which may be issued in the form of depositary shares evidenced by depositary receipts ("Depositary Shares"), (iii) shares of common stock, par value $.50 per share ("Common Stock"), and (iv) warrants to purchase shares of Common Stock or Preferred Stock ("Warrants") on terms to be determined at the time of sale (the Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Warrants are referred to collectively as the "Securities"), as set forth in the Registration Statement on Form S-3 (the "Registration Statement") that is being filed on the date hereof with the Securities and Exchange Commission (the "Commission") by the Company pursuant to the Securities Act of 1933, as amended. The Securities are to be issued in one or more series and are to be sold from time to time as set forth in the Registration Statement, the Prospectus contained therein (the "Prospectus") and any amendments or supplements thereto.

         In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

Lowe's Corporation, Inc.
October 16, 1996
Page 2


         Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

         1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of North Carolina; and

         2. When (a) the terms of any class or series of the Securities have been authorized by appropriate corporate action of the Company and (b) the Securities have been issued and sold upon the terms and conditions set forth in the Registration Statement, the Prospectus and the applicable supplement to the Prospectus, and with respect to the Debt Securities, such Debt Securities have been duly executed, authenticated and delivered in accordance with the applicable indenture, then (x) the Debt Securities will be validly authorized and issued and binding obligations of the Company and (y) the Preferred Stock and the Common Stock will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption "Legal Matters" in the Registration Statement.

                                                             Very truly yours,
                                                             HUNTON & WILLIAMS



00779/07667